EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), effective as of this 28th day of February, 2018, between ACCU-BREAK PHARMACEUTICALS, INC., a Florida corporation having a business address of 6100 Hollywood Boulevard, Suite 207, Hollywood, FL 33024 (the “Licensor”) and INTIVA BIOPHARMA INC., a Delaware corporation having a business address at 4340 East Kentucky Avenue, Suite 206, Denver, CO 80246 (the “Licensee”).

RECITALS

WHEREAS, Licensor owns all right, title and interest in certain Licensed Technology (as hereinafter defined), for use with Cannabinoids (as hereinafter defined) in recreational, Medicinal and Pharmaceutical (as both terms are hereinafter defined) products for the treatment of various medical conditions and disorders for humans and animals; and

WHEREAS, Licensee desires to license Licensor’s right, title and interest in the Licensed Technology in the Licensed Field and in the Territory (as hereinafter defined), and Licensee desires to secure such license in order to develop, commercialize, sell, and license throughout the Territory products that embody or employ the Licensed Technology;

NOW THEREFORE, in consideration of the premises, and the receipt of good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 “Accounting Period” shall mean each three-month period ending March 31, June 30, September 30, and December 31 during the term of this Agreement.

1.2 “Affiliate” with respect to each party shall mean any corporation or other legal entity controlling, controlled by, or under common control with such party. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 “API” means active pharmaceutical ingredient.

1.4 “Cannabinoids” means any of the chemical compounds that are the active components of the Cannabis genus of plants and its three species, Cannabis sativa, Cannabis indica, and Cannabis ruderalis; whether the compounds are synthetically produced or plant-derived, as well as cannabinoid compounds, formulations or products, that include single and/or multiple Cannabinoids including both synthetic and plant-derived Cannabinoids, as well as any and all Cannabinoid analogues. For formulations or compounds which may include combinations of API’s, other than Cannabinoids or terpenes, it is being agreed that if the API is another FDA approved Pharmaceutical, Licensor approval will be required to ensure that the API is not the subject of a current Licensor product, or the product of another licensee of the Licensor.

CONFIDENTIAL	1

1.5 “Effective Date” shall mean the date first written above.

1.6 “FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.7 “First Commercial Sale” shall mean the first sale of any Licensed Product by Licensee, its Affiliates or Sublicensees, but not including transfers or dispositions of Licensed Product for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes for which Licensee receives no payment.

1.8 “GMP” means good manufacturing practices required in order to conform to the guidelines recommended by agencies that control the authorization and licensing of the manufacture and sale of food and beverages, cosmetics, Pharmaceutical products, dietary supplements, and medical devices.

1.9 “License” shall have the meaning ascribed to that term in Section 2.1(a).

1.10 “License Fee” shall have the meaning ascribed to that term in Section 5.1(a).

1.11 “Licensed Field” shall mean the use of Cannabinoids, together with the Licensed Technology for recreational, Medicinal and Pharmaceutical purposes in humans and animals.

1.12 “Licensed Inventions” shall mean the inventions claimed in the Licensed Patents.

1.13 “Licensed Know-how” shall include all technology, materials, research data, designs, formulas, process information, manufacturing information, application information, commercialization information, clinical data, scientific data, medical data, and any other information useful from time to time for the design, development, manufacturing, use, and/or commercialization of the Licensed Products, whether or not eligible for protection under the patent laws of the United States or elsewhere and whether or not any such technology, materials, information, data and the like related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition, which is developed by, or in the possession or control of, Licensor now or at any time during the term of this Agreement other than such information that is independently developed by Licensee or its agents, as evidenced by contemporaneous written records.

1.14 “Licensed Patents” shall mean any and all rights arising out of or resulting from (i) the patents and patent application set forth in Schedule 1.14 attached to this Agreement, as well as any additional patents or patent applications related to any aspect of any Licensed Technology Improvements, Licensed Know-how, Licensed Products, and/or Licensed Technology (as herein defined) filed prior to or during the term of this Agreement and (ii) any patent granted in respect of all such applications, as well as, without limitation, any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, supplementary protection certificates, confirmations, registrations, revalidations and the like, of any and all such patents and patent applications and any international equivalents thereof.

CONFIDENTIAL	2

1.15 “Licensed Products” shall mean any and all products comprising tablets with Cannabinoids) utilizing the Licensed Technology for the delivery of a recreational, Medicinal or Pharmaceutical Cannabinoids product in specific dosage forms.

1.16 “Licensed Technology” shall mean the aggregate of the Licensed Inventions, the Licensed Know-how, the Licensed Products and the Licensed Patents and any other information and/or technology related to the Licensed Products and/or the design and/or the manufacturing of the Licensed Products.

1.17 “Licensed Technology Improvements” shall have the meaning ascribed to that term in Section 2.2.

1.18 “Medicinal” shall mean any product containing marijuana, hemp or cannabis produced and sold for health, wellness, or nutritional purposes, including as herbal medicine, including products produced or sold through U.S. state-licensed or regulated marijuana programs and comparable programs in other countries and jurisdictions.

1.19 “Milestone Payments” shall have the meaning ascribed to that term in Section 5.1(b).

1.20 (a) “Net Sales” shall mean the Gross Sales (as defined and calculated in accordance with US generally accepted accounting principles (“GAAP”)) of Licensed Products by Licensee or any of its Affiliates or Sublicensees (“Sellers”) to a third party that is not an Affiliate or Sublicensee of Licensee (“Customer”), less applicable Sales Returns and Allowances (as defined below), and corresponding to the definition of actual net sales used in the audited consolidated financial statements of Licensee:

“Sales Returns and Allowances” means the sum of

(a)	(i) as determined under US GAAP, trade, cash, and quantity discounts or rebates (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions (including any types of rebates and charge-backs), (ii) taxes, duties, or other governmental charges levied on or measured by the billing amount for Licensed Products, and (iii) credits for allowances given or made for wastage, replacement, indigent patient, and any other sales programs for Licensed Products; and
(b)	periodic adjustments of the amount determined in (a) to reflect amounts actually incurred by Licensee for items (i), (ii), and (iii) in clause (a).

(b) For purposes of determining Gross Sales, a “sale” shall not include transfers or dispositions for charitable, promotional purposes or for pre-clinical, clinical, regulatory or governmental testing purposes for which a Seller receives no payment.

CONFIDENTIAL	3

(c) If a Seller commercially uses or disposes of any Licensed Product by itself (as opposed to use or disposition of the Licensed Product as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide Customer, the Gross Sales price of the Licensed Product for purposed of calculating Gross Sales shall be the price which would be then payable in an arm’s length transaction with such a Customer.

(d) Transfer of a Licensed Product within a Seller or between or among Licensee and its Affiliate and Sublicensees for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing subsections; in the case of such transfer the Gross Sales price shall be the Gross Sales price of the Licensed Product when sold to a third party by the transferee.

1.21 “Patent Right” shall mean any right, title or interest in any Licensed Patent.

1.22 “Pharmaceutical” means relating to drugs and subject to a variety of laws and regulations that govern the patenting, testing, safety, efficacy and marketing of drugs under the rules and regulations of the FDA or similar international agencies

1.23 “Regulatory Authorities” shall mean the governmental authorities responsible for regulating the development, marketing, and/or sales of Pharmaceutical products in a particular country.

1.24 “Seller” shall mean with respect to any sale of a Licensed Product the party responsible for such sale, where such party may be, as applicable, Licensee, an Affiliate of Licensee or a Sublicensee.

1.25 “Sublicensee” shall mean any third party licensed by Licensee or by an Affiliate thereof to develop or have developed, make or have made, use or have used, sell or have sold, import or have imported any Licensed Product. For the avoidance of doubt, a wholesaler, distributor, or similar entity which purchases any Licensed Product from Licensee or any of its Affiliates, shall not be deemed to be a Sublicensee.

1.26 “Sublicensee Payments” shall have the meaning ascribed to that term in Section 5.2(ii).

1.27 “Term” shall mean the period during which this Agreement is in effect, commencing on the Effective Date and continuing until the termination of the Agreement.

1.28 “Territory” shall mean the World.

1.29 “Valid Claim” shall mean any pending or issued claim of any patent application or patent that has not been finally rejected or declared invalid or unenforceable by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

CONFIDENTIAL	4

2. LICENSE

2.1 Grant of License. Subject to the provisions of this Agreement, Licensor hereby grants Licensee, including Licensee’s Affiliates,

(a) during the Term, a royalty-bearing, Territory-wide license (the “License”) in the Licensed Field under the Patent Rights to the Licensed Technology, as well as under the Licensed Patents, the Licensed Know-how, and the Licensed Technology, regardless of whether such Licensed Patents are actually granted, to use the Licensed Know-how and Licensed Technology and to develop and have developed, make and have made, use and have used, sell and have sold, offer for sale and have offered for sale, import and have imported, export and have exported, any and all inventions claimed in the Licensed Patents related to the Licensed Products and/or any compounds, chemicals, substrates, devices, tools, dies, molds or any other materials whatsoever that are useful in the development and/or manufacturing and/or sale of the Licensed Products, and particularly including, without limitation, such license to develop and have developed, make and have made, use and have used, sell and have sold, offer for sale and have offered for sale, import and have imported, export and have exported Licensed Products, which license shall be exclusive even as to Licensor, and

(b) the right to grant bona fide sublicenses to third parties, to develop and have developed, to make and have made, use and have used, sell and have sold, import and have imported, export and have exported, Licensed Products, and to exercise all other rights under the License; provided, however, Licensee shall not have the right to grant any sublicense or to transfer any of its rights under the License unless each such sublicense or other transfer granted by Licensee contains terms and conditions under which the Sublicensee or transferee will be bound in the same manner as Licensee is under this Agreement. A copy of the proposed agreement shall be provided to Licensor prior to the execution of the Agreement.

2.2 Improvements. The parties acknowledge and agree that this Agreement shall apply to any and all improvements, modifications, enhancements, or other changes to the Licensed Technology created, conceived, developed, or reduced to practice by Licensor during the Term of this Agreement within the Licensed Field (collectively, the “Licensed Technology Improvements”). Licensed Technology Improvements within the Licensed Field shall be considered to be a part of the Licensed Technology and shall be licensed to Licensee in accordance with the provisions of this Agreement.

3. DEVELOPMENT OBLIGATIONS

3.1 Licensee’s Obligations. Licensee shall use its commercially reasonable efforts to develop and commercialize one or more Licensed Products, and, in particular, Licensee will be responsible for the (i) development and manufacture of recreation and medicinal License Products and (ii) design, development, manufacturing, preclinical, clinical, and regulatory development activities of Pharmaceutical Licensed Products in the Territory and shall bear the costs of such activities. Licensee shall be responsible for the GMP manufacturing of the Licensed Products, where applicable, including the development of associated compounds, chemicals, substrates, devices, tools, dies, molds, and or related materials.

CONFIDENTIAL	5

3.2 Progress Reports. At intervals no longer than every six (6) months, Licensee shall communicate with Licensor by telephone or through in-person meetings on progress made toward achieving the development and commercialization of one or more Licensed Products.

3.3 Cooperation of Licensor. Licensor, in consideration of the various continuing payment obligations of Licensee under Article 5 (License Fees, Milestone Payments and Royalties) and Article 9 (Termination), shall provide to Licensee such assistance, consultation and cooperation as shall be reasonably requested by Licensee relating to the development and commercialization of Licensed Products. Licensee shall, as it deems necessary, separately contract with Licensor for consulting services regarding the design and/or manufacturing of the Licensed Products. Licensor shall make available its personnel to provide such consulting services at commercially reasonable consulting rates, and in accordance with other terms to be separately negotiated between Licensor and Licensee. No compensation shall be paid to Licensor for any disclosures required under this Agreement.

3.4 Provision of Product in Support of Development and Sales. Licensee will manufacture or will have manufactured the finished and packaged Licensed Products in support of development activities and for commercial sales.

4. FILING, PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

4.1 Responsibility. Licensor, at its expense, shall be responsible, and shall have sole decision-making authority, for the preparation, filing, prosecution and maintenance of all existing patent applications and patents included in the Licensed Patents. Additionally, Licensee, at its expense, shall be responsible and shall work together with Licensor with respect to the preparation, filing and prosecution of any new patent applications using the Licensed Technology with the Licensed Products.

4.2 Delivery of Existing Documents. With respect to each Licensed Patent, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such Licensed Patent, including, without limitation, each patent application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from such application, and all other prosecution items contained in the file maintained by or for Licensor in respect of such Licensed Patent in the possession of Licensor or its counsel at the Effective Date shall be provided to Licensee within thirty (30) days of the Effective Date and any such documents received by Licensor or its counsel from any patent office after the Effective Date shall be provided within fifteen (15) days after receipt.

CONFIDENTIAL	6

5. LICENSE FEES, MILESTONE PAYMENTS AND ROYALTIES

5.1 License Fees and Milestone Payments.

(a) Licensee shall pay Licensor a License fee in the total amount of $100,000 (the “License Fee”), which License Fee shall be payable as follows:

●	The amount of $35,000 in the form of cash for access to the Licensed Technology will be paid by Licensee to Licensor upon the date of execution of this Agreement;
●	The amount of $30,000 in the form of cash shall be due within one hundred eighty (180) days from the date of execution of this Agreement; and
●	The amount of $35,000 in the form of cash or (at the option of Licensee) common stock of Licensee, shall be due within one (1) year from the date of execution of this Agreement.

(b) With respect specifically to Pharmaceutical Licensed Products, milestone payments (the “Milestone Payments”) may be paid in cash or (at the option of Licensee) common stock of Licensee pursuant to the following:

●	A milestone payment of $100,000 shall be due upon approval of filing by each Regulatory Authority of each Pharmaceutical Licensed Product;

●	A milestone payment of $100,000 shall be due upon approval by each Regulatory Authority of each Pharmaceutical Licensed Product;

●	A milestone payment of $50,000 shall be due upon achievement of $10,000,000 of cumulative Net Sales for any and all of the Licensed Products (for clarity purposes, this payment is a one-time only payment) in the Territory;

●	A milestone payment of $50,000 shall be due upon achievement of $25,000,000 of cumulative Net Sales for any and all of the Licensed Products (for clarity purposes, this payment is a one-time only payment) in the Territory;

●	A milestone payment of $50,000 shall be due upon achievement of $50,000,000 of cumulative Net Sales for any and all of the Licensed Products (for clarity purposes, this payment is a one-time only payment) in the Territory.

(c) For the purposes of this Section 5.1, if License Fees and/or Milestone Payments are paid with common stock of Licensee, the shares shall not be registered under federal securities laws and shall be valued using the weighted average over the five (5) trading days immediately preceding the due date of the payment.

5.2 Royalties. Beginning with the First Commercial Sale in any country of any Licensed Product by Licensee or any of its Affiliates or Sublicensees, Licensee shall pay to Licensor royalties in accordance with the following schedule for Licensed Products sold by Licensee or its Affiliates and Sublicensees so long as the manufacture, use, sale, import or offer for sale of such Licensed Product would, in the country where such manufacture, use, sale, import or offer for sale of such Licensed Product occurs, infringe a Valid Claim of any Licensed Patent or violate an exclusive marketing right granted by any governmental agency in such country in the absence of the License granted by Article 2 or a sublicense granted under Article 2:

CONFIDENTIAL	7

(i)	For sales of Licensed Products by Licensee and/or any Affiliate, four percent (4%) of the annual Net Sales thereof.

(ii)	For sales of Licensed Products by Sublicensees, twenty-five percent (25%) of the total revenue received by Licensee, or any Affiliate of Licensee, from any other person or organization in the form of royalties, milestone payments or any other consideration (including the proportionate share of such non-cash consideration, for example and without limitation, stock, real property, and ownership interests) in respect of sublicense(s) granted by Licensee or any of its Affiliates under Article 2 (“Sublicensee Payments”);

(iii)	Notwithstanding the foregoing (i) and (ii), the License Fee and Milestone Payments shall be offset against any amounts due to Licensor for royalties and Sublicensee Payments and only after the License Fee and Milestone Payments have been reimbursed in full to Licensee shall Licensor be entitled to a royalty payment or Sublicensee Payments. In other words, the License Fee and Milestone Payments shall be treated as a credit against Licensee’s obligations under this Section 5.2. For purposes of illustration, if Licensee has paid Licensor $100,000 in License Fees and Licensee has begun selling a recreational Licensed Product, Licensor shall not receive any royalty on the Net Sales of that recreational Licensed Product until the cumulative Net Sales for that Licensed Product equals Two Million Five Hundred Thousand Dollars ($2,500,000 multiplied by 4%, which equals $100,000).

(iii)	Development funds received by the Licensee and/or any Affiliate, from a Sublicensee or any other source, will not be considered revenue under Section 5.2(iii) and such funds shall not be subject to any royalty payment whatsoever to Licensor.

5.3 Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to the lesser of ten percent (10%) and the maximum permitted by law. The payment of such interest shall not preclude Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

5.4 Currency. All License Fees, Milestone Payments and royalty payments under this Agreement shall be in United States Dollars. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the due date of the payment.

CONFIDENTIAL	8

6. REPORTS AND PAYMENTS

6.1 Books of Accounts. Licensee shall keep, and shall cause each of its Affiliates and Sublicensees, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all Milestone Payments and royalties payable to Licensor. Such books of account shall be kept at their principal place of business and, with necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by Licensor or its designee at Licensor’s expense for the purpose of verifying royalty statements or compliance with this Agreement. In the event that any audit performed under this Section 6.1 reveals an underpayment in excess of ten percent (10%) of the total amount determined by the auditor to be due Licensor (the “Underpayment”), Licensee shall bear the full cost of such audit and shall remit any amounts due to Licensor within ninety (90) days of receiving notice thereof from Licensor. Licensor shall have the right to audit yearly, provided however if such audit reveals an Underpayment, Licensor shall thereafter have the right to audit on a semi-annual basis (with the audit returning to a yearly basis after three (3) sequential semi-annual audits are conducted with no Underpayments discovered).

6.2 Quarterly Payments. In each year the amount of Milestone Payment and royalty due shall be calculated on a cash received basis as of the end of each Accounting Period as defined in Section 1.1 of this Agreement and shall be paid within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in Section 6.3.

6.3 Accounting Reports. With each semiannual/quarterly payment, Licensee shall deliver to Licensor a full and accurate accounting to include at least the following information:

(a) Quantity of each Licensed Product sold by Licensee and its Affiliate or Sublicensees (by country);

(b) Gross Sales billed and Net Sales received by Licensee or any of its Affiliates or Sublicensees (“Sellers”) for the sale of each Licensed Product;

(c) Quantities of each Licensed Product used by Licensee and its Affiliate or Sublicensees;

(d) Names and addresses of all Sublicensees of Licensee; and

(e) Total Milestone Payments and/or royalties payable to Licensor.

CONFIDENTIAL	9

7. INFRINGEMENT

7.1 Infringement of Licensed Patents. Each party shall promptly notify the other party of evidence of infringement of a claim of a Licensed Patent by a third party. If either party shall have supplied the other party with written evidence demonstrating prima facie infringement of a claim of a Licensed Patent in the Licensed Field by a third party, Licensee shall have the right to take steps to protect the Patent Right in such claim, either upon notice from Licensor requesting such action, or on its own initiative. Licensee shall notify Licensor, within three (3) months of one party providing the other with evidence of infringement, whether Licensee intends to prosecute the alleged infringement. If Licensee notifies Licensor that it intends to so prosecute, Licensee shall (at its expense), within three (3) months of its notice to Licensor either (i) cause infringement to terminate or (ii) initiate and diligently prosecute legal proceedings against the infringer and in Licensor’s name if so required by law. In the event Licensee notifies Licensor that Licensee does not intend to prosecute said infringement, Licensor may, upon notice to Licensee, initiate legal proceedings against the infringer at Licensor’s expense. No settlement, consent judgment, or other voluntary final disposition of the suit which invalidates or restricts the claims of such Patent Rights may be entered into without the consent of the other party, which consent shall not be unreasonably withheld, but provided that, in the event one party (“the Objecting Party”) withholds consent for a proposed settlement, the party proposing the settlement may decline to support further costs of such suit or settlement discussions, and the Objecting Party shall be required to continue such suit or settlement discussions at its own expense. Licensee shall indemnify Licensor against any order for payment that may be made against Licensor in such proceedings brought by Licensee. Licensor shall indemnify Licensee against any claim of damages that may be made against Licensee to the extent arising out of any proceedings which Licensor brings at its own expense pursuant to Section 7.1 following Licensee’s decision not to prosecute any alleged infringement.

7.2 Cooperation. In the event one party shall initiate or carry on legal proceedings to enforce any Patent Right against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a Patent Right shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperating as is requested pursuant to this Section. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows:

(a) If the amount is based on lost profits, Licensee shall receive an amount equal to the damages the court determines Licensee has suffered as a result of the infringement less the amount of any royalties that would have been due Licensor on sales of Licensed Product lost by Licensee as a result of the infringement had Licensee made such sales, and Licensor shall receive an amount equal to the royalties it would have received if such sales had been made by Licensee, and

(b) As to awards other than those based on lost profits, sixty percent (60%) to the party initiating such proceedings and forty percent (40%) to the other party.

7.3 Infringement Actions by Third Parties. In the event that the making, selling or using of a Licensed Product in the Licensed Field infringes the intellectual property rights of others, Licensee will have the first right to control any negotiation or litigation with respect thereto; however, no settlement, consent judgment or other voluntary final disposition of the infringement allegation may be entered into without the written consent, which shall not be unreasonably withheld, of Licensor.

CONFIDENTIAL	10

7.4 Further Assurances; Progress Reports. For the purpose of the proceedings referred to in this Article 7, Licensor and Licensee shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be offset against any damages received by the party bringing any infringement suit against a third party in accordance with Section 7.2.

8. IDEMNIFICATION; REPRESENTATIONS AND WARRANTIES

8.1 Indemnification.

(a) Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, medical and professional staff, employees, independent contractors, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 8.1(a)), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold pursuant to any right or license granted under this Agreement other than Losses arising out of claims of infringement of intellectual property rights held by third parties by the practice of the Licensed Inventions, the existence of which rights constitute a breach of the representations and warranties given by Licensor under Section 8.2(b) or (c).

(b) Licensor shall indemnify, defend and hold harmless Licensee and its directors, officers, medical and professional staff, employees, independent contractors, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 8.1(b)), against Losses incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of (i) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold by Licensee or any of its Affiliates or Sublicensees pursuant to any right or license granted under this Agreement, but only to the extent that any such claim, suit, action, demand or judgment owes to a failure on the part of Licensor to advise Licensee as to some unsafe element of the Licensed Technology that was within Licensor’s actual knowledge (provided, however, that Licensor shall not have any affirmative obligation to make a determination as to the safety of the Licensed Technology), (ii) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold by Licensor or any of its Affiliates or Sublicensees and (iii) any claims of infringement of intellectual property rights held by third parties by the practice of the Licensed Inventions, the existence of which rights constitute a breach of the representations and warranties given by Licensor under Section 8.2(b) or (c).

CONFIDENTIAL	11

(c) No Indemnitee under clause (a) or clause (b) of this Section 8.1 shall be entitled to any indemnification under such clause for any Loss to the extent that such Loss is attributable to the negligent activities, reckless misconduct or intentional misconduct of such Indemnitee.

(d) Any Indemnitee under clause (a) or clause (b) of this Section 8.1 shall give the party from whom indemnification under such clause is sought (the “Indemnitor”) prompt written notice of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification under such clause, provided, however, that an Indemnitor’s obligations to such Indemnitee under this Section 8.1 shall not be rendered inapplicable as a result of the failure by such Indemnitee to notify such Indemnitor as required under this Section 8.1(d), unless such failure materially prejudices such Indemnitor’s ability to take action with respect to any such Loss.

(e) Each Indemnitor under this Section 8.1 agrees, at its own expense, to provide attorneys reasonably acceptable to an Indemnitee under this Section 8.1 to defend against any actions brought or filed against such Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Each Indemnitee under this Section 8.1 shall be entitled to participate in, but not control, the defense of such action and to employ counsel of its own choice for such purpose; provided, however, that such employment shall be at such Indemnitee’s own expense.

(f) Each Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of any Loss, on such terms as such Indemnitor, in its sole discretion, shall deem appropriate.

8.2 Representations and Warranties.

Licensor represents to Licensee that:

(a) To the best of Licensor’s actual knowledge with respect solely to its Licensed Technology, there is no fact or circumstance that could adversely affect the acceptance, or the subsequent approval, by any regulatory authority of any filing, application or request with respect to the development or commercialization of any Licensed Product, existing on the Effective Date.

(b) Licensor is the sole and exclusive owner of all right, title and interest in and to the Patent Rights to the Licensed Patents originally listed on Schedule 1.14 and such rights, and all other rights granted to Licensee under the License existing as of the date hereof, are not subject to any encumbrance, lien or claim of ownership by any third party. Licensor has obtained all necessary assignments and made all appropriate filings with respect thereto in order to secure its sole and exclusive ownership rights in and to such Patent Rights, and all other rights granted to Licensee as of the date hereof. During the term of this Agreement, Licensor shall not knowingly take any action that would encumber the rights granted to Licensee hereunder.

CONFIDENTIAL	12

(c) Except for the grant by Licensor to Licensee of the License and other rights in Article 2, which relate solely to the Licensed Product, Licensor has not, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assigned, transferred or conveyed any right, title or interest in or to the Patent Rights in the Licensed Patents and/or any other rights granted to Licensee under the License, (ii) granted any license or other right, title or interest in or to the Patent Rights in the Licensed Patents and/or any other rights granted to Licensee under the License, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Patent Rights in the Licensed Patents and/or any other rights granted to Licensee under the License.

(d) To the best of Licensor’s knowledge, there is no actual or threatened infringement by a third party of the Patent Rights in the Licensed Patents.

8.3 Limitation on Damages and Disclaimer. WITH THE EXCEPTION FOR INTENTIONAL MISCONDUCT OF SUCH PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, COLLATERAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF INCOME, PROFIT OR SAVINGS, OF ANY PARTY, INCLUDING THIRD PARTIES, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

OTHER THAN WARRANTIES SET FORTH HEREIN, EACH PARTY MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO THE OTHER PARTY HEREUNDER AND HEREBY DISCLAIMS THE SAME.

8.4 Insurance. Each party will maintain insurance in amounts and areas of coverage that are considered commercially reasonable in this industry.

9. TERMINATION

9.1 Upon Expiration of Patent Rights and Exclusive Marketing Rights. Unless otherwise terminated as provided for in this Agreement, the License and other rights granted to Licensee in Article 2 will continue on a country by country and Licensed Product by Licensed Product basis, and shall expire in each country for each Licensed Product sold in that country when the manufacture, use, sale, import or offer for sale of such Licensed Product would not, in said country, infringe a Valid Claim of any Licensed Patent or violate an exclusive marketing right granted by any governmental agency in such country in the absence of the License granted by Article 2 or a sublicense granted under Article 2. Upon such expiration, the License, with respect to such country and such Licensed Product, will be automatically converted to a fully paid-up royalty–free perpetual license that grants Licensee the same bundle of rights as the License, including all the rights under Section 2.1(b) to grant sublicenses.

CONFIDENTIAL	13

9.2 Upon Default, Generally. If either party shall fail to faithfully perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement upon thirty (30) days prior written notice; provided, however, in the event that prior to the expiration of any such sixty (60) day period, such breaching party has in good faith commenced to use commercially reasonable efforts to remedy such breach and the completion of such remedy, due to reasons beyond the control of such breaching party, requires more than sixty (60) days to complete, then such sixty (60) day period shall be extended for so long as such breaching party is continuing in good faith to use commercially reasonable efforts to remedy such breach.

9.3 If Commercially Unfeasible. Licensee may terminate this Agreement, as to a particular Licensed Product, without penalty and at any time, if Licensee, at its sole discretion, determines that further development, manufacture, and/or sales of the Licensed Products will be commercially unfeasible.

9.4 Effect on Sublicenses. In the event that the License granted to Licensee under this Agreement is terminated, any sublicense under such License granted prior to termination of said License shall remain in full force and effect, provided that

(a) the Sublicensee is not then in breach of its sublicense agreement;

(b) the Sublicensee agrees to be bound to Licensor as the licensor under the terms and conditions of this Agreement, as modified by the provisions of this Section 9.4;

(c) Licensor shall have the right to receive any payments payable to Licensee under such sublicense agreement to the extent that they are reasonably and equitably attributable to such Sublicensee’s right under such sublicense to use and exploit Patent Rights in the Licensed Patents and other rights granted in the License;

(d) the Sublicensee agrees to be bound by the development and commercialization obligations of Licensee pursuant to Article 3 (whether set by the parties or by arbitration) in the field and territory of the sublicense;

(e) Licensor has the right to terminate such sublicense upon thirty (30) days prior written notice to Licensee and such Sublicensee in the event of any material breach of the obligation to make the payments described in clause (c) of this Section 9.4, unless such breach is cured prior to the expiration of such thirty (30) day period, and shall further have the right to terminate such sublicense in the event of Sublicensee’s failure to meet its development obligations pursuant to clause (d) hereof; and

(f) Licensor shall not assume, and shall not be responsible to each Sublicensee for, any representations, warranties or obligations of Licensee to such Sublicensee, other than to permit such Sublicensee to exercise any rights to the Patent Rights in the Licensed Patents and other rights under the License that are granted under such sublicense agreement consistent with the terms of this Agreement.

CONFIDENTIAL	14

9.5 Payments. Upon termination of the License granted hereunder, Licensee shall pay Licensor all royalties due or accrued on (i) the sale of Licensed Products up to and including the date of termination and (ii) for twelve (12) months following the date of termination, the sale of Licensed Products manufactured prior to the termination date, if Licensee and Licensor separately agree to conduct such sales.

10. CONFIDENTIAL INFORMATION

10.1 Definitions. Each party receiving information (the “Receiving Party”) disclosed to it by the other party (the “Disclosing Party”) acknowledges that by reason of its relationship to the Disclosing Party hereunder, between the parties, will have, or has had, access to certain information and materials, including the terms of this Agreement and information concerning the Disclosing Party’s business, plans, technology, products and/or services that are confidential and of substantial value to the Disclosing Party (“Confidential Information”).

10.2 Obligation to Protect Confidential Information. Each Receiving Party agrees that it shall (i) take every reasonable precaution to protect the confidentiality of Disclosing Party’s Confidential Information from unauthorized access or use and (ii) not use the Disclosing Party’s Confidential Information in any way for the Receiving Party’s own account or the account of any third party except for the purposes of performing its obligations under this Agreement. Upon termination of this Agreement and at the request of the Disclosing Party, the Receiving Party will return to Disclosing Party all of the Disclosing Party’s Confidential Information in its possession or within its control or destroy such Confidential Information and certify in writing to the Disclosing Party that all such information has been destroyed; however, Receiving Party shall have the right to retain one (1) copy of the Disclosing Party’s Confidential Information solely for the purpose of determining Receiving Party’s obligations under this Agreement.

10.3 Exclusions. Confidential Information does not include any information that the Receiving Party can demonstrate by written records: (a) was known to the Receiving Party prior to its disclosure by the Disclosing Party; (b) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; (c) was or becomes publicly known through no wrongful act of the Receiving Party; (d) was rightfully received from a third party whom the Receiving Party had reasonable grounds to believe was authorized to make such disclosure without restriction; or (e) has been approved for public release by the Disclosing Party’s prior written authorization. Further, if the Receiving Party is required to disclose Confidential Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the Receiving Party shall provide the Disclosing Party with notice of such request(s), to the extent that such notice is legally permissible, so that the Disclosing Party may seek an appropriate protective order. In the event that the Disclosing Party is not successful in obtaining a protective order and the Receiving Party is compelled to disclose the Confidential Information, the Receiving Party may disclose such information solely in accordance with and for the limited purpose of compliance with the Court Order without liability hereunder.

CONFIDENTIAL	15

10.4 Disclosures Required by Law. In addition, either party may disclose, on a confidential basis, the existence and terms of this Agreement to existing or potential investors in such party, in connection with a private or public offering of such party’s securities, or if required by law. Furthermore, either party may disclose, on a confidential and need-to-know basis, the existence and terms of this Agreement and the proposed terms of this Agreement to its counsel, accountants, directors and other similar advisors (the “Representatives”). The foregoing shall not, however, operate or grant either party any rights under any patents, trade secrets, copyrights, or any other proprietary rights of the other party.

10.5 Remedies. The parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the confidentiality provisions of this Agreement, and that any such breach would cause the other party irreparable harm. Accordingly, the parties hereto agree that in the event of any such breach or threatened breach hereof by a party or by its respective Representatives, the other party to this Agreement shall be entitled, in addition to any other available remedies at law, to seek equitable relief, including injunctive relief and specific performance without the posting of any bond or other security.

11. MISCELLANEOUS

11.1 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

11.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), or delivered by hand, by messenger or by a recognized overnight delivery service, addressed to each party as follows:

if to Licensor:

ACCU-BREAK PHARMACEUTICALS, INC.

Accu-Break Pharmaceuticals, Inc.

6100 Hollywood Boulevard, Suite 207

Hollywood, FL 33024

Telephone: 954-989-4150

E-mail: r.goldfarb@accubreak.com

if to Licensee:

INTIVA BIOPHARMA INC.

4340 East Kentucky Avenue, Suite 206

Denver, CO 80246

Telephone:

E-mail: jfriedland@intivabiopharma.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, and (ii) if delivered in person, by messenger, or by overnight courier, on the business day delivered.

CONFIDENTIAL	16

11.3 Amendments; Waivers. This Agreement may be amended or any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

11.4 Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided that this Agreement shall not be assignable by Licensor without Licensee’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned) except for the right to receive royalties or other payments payable herein, and further provided that Licensee may, with the consent of Licensor (which consent shall not be unreasonably withheld, delayed or conditioned), transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary of Licensee or to any assignee or purchaser of the portion of its business associated with the manufacture and sale of Licensed Product, so long as such transferee assumes and agrees to be bound by the provisions of this Agreement and provided further that such transferee shall give to Licensor financial statements which financial statements shall reflect that its tangible net worth is equal to or greater than Licensee’s net worth as reflected in Licensee’s financial statement provided to Licensor at the time of such request. Except as provided in the immediately preceding sentence, this Agreement shall be assignable by Licensee only with the consent in writing of Licensor, not to be unreasonably withheld, provided that the proposed assignee has sufficient resources and capabilities to operate a business in the Licensed Field.

11.5 Force Majeure. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations, or laws of any government, strikes or the concerted acts of workers, fires, floods, explosions, riots, wars, rebellion, and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence; provided, however, that either party shall have the right to terminate this Agreement if any such extension endures for more than twelve (12) consecutive months.

11.6 Publicity. Neither party shall use the name of the other party, nor the officers or employees of the other party, nor any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, such approval not to be unreasonably withheld.

11.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

CONFIDENTIAL	17

11.8 Alternative Dispute Resolution. For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any Patent Right, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party, which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider. If within the aforesaid ten (10) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the conclusion of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the state or federal courts of New York, to whose jurisdiction for such purposes each of Licensor and Licensee hereby irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Section 11.8 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

11.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term thereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

11.10 Independent Contractors. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

11.11 Survival. Sections 5, 6, 7, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement.

11.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be enforceable against the party actually executing such counterpart, and both of which together shall constitute one instrument.

11.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

[signature page follows]

CONFIDENTIAL	18

THE PARTIES have duly executed this Agreement as of the date first shown above written.

[signature page to Exclusive License Agreement]

Licensor:		Licensee:
ACCU-BREAK PHARMACEUTICALS, INC.		INTIVA BIOPHARMA INC.

BY:	/s/ Elliot F. Hahn	BY:	/s/ Alain Bankier
NAME:	Elliot F. Hahn, Ph.D	NAME:	Alain Bankier
TITLE:	Executive Chairman	TITLE:	Chief Strategy Officer and Director

CONFIDENTIAL	19